Exhibit 4.4

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE

$4,590,600.47	February 18, 2005
Boulder, Colorado

FOR VALUE RECEIVED, TAPESTRY PHARMACEUTICALS, INC., a Delaware corporation formerly known as NaPro BioTherapeutics, Inc. (the “Company”), hereby promises to pay to TL VENTURES V L.P. or registered assigns (“Holder”), in lawful money of the United States of America, the principal sum of Four Million Five Hundred Ninety Thousand Six Hundred and Forty-seven One Hundredths Dollars ($4,590,600.47), on the dates and in the amounts set forth below.  This Note shall not bear interest, except as expressly provided below.

1.         Principal Payments.  The outstanding principal amount of the Loan shall be paid on the dates and in the amounts stated below.

Repayment Date	Repayment Amount

Last business day of each month in 2005 beginning in February	$49,149.90

Last business day of each month in 2006	$108,129.78

Last business day of each month in 2007	$147,449.69

January 31, 2008	$982,997.93

2.         Default.

2.1          A “Default” occurs if (a) the Company defaults in the payment when due of any principal on this Note and such default continues for a period of fifteen (15) days after written notice thereof has been given by the Holder to the Company as provided herein, (b) the Company fails (i) to maintain its corporate existence and remain in good standing under the laws of the State of Delaware or (ii) to timely pay any Taxes relating to the Company or its business as such Taxes become due and payable (except such as are being contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holder), and, in the case of clauses (i) and (ii), such failure continues for a period of thirty (30) days after written notice thereof has been given to the Company or (c) the

Company breaches any of the covenants contained in Sections 6, 7 or 8 of this Note, and such breach continues for a period of thirty (30) days after written notice thereof has been given to the Company.  The Company shall notify the Holder of any event that with the giving of notice and the passage of time would constitute a Default under subsections (b) or (c) of this Section 2.1 of which it is aware as soon as practicable and, in any event, no later than five (5) days after the Company becomes aware of such event.

2.2          Upon the occurrence and during the continuation of a Default, interest on the unpaid balance of the Notes shall accrue at a rate of ten percent (10%) simple interest per annum.

2.3          A Default under Section 2.1(a) is cured when the Company has paid all interest accrued under this Section 2 and has made all principal payments due prior to the date thereof.

3.         Continuing Default.

3.1          A “Continuing Default” occurs

(a)           If the Company fails to be current in the payment of principal and interest for a continuous period of six (6) months after the occurrence of a Default that has not been cured and such failure continues for a period of fifteen (15) days after written notice thereof has been given by Holder to the Company as provided herein;

(b)           If a Default occurs for a third time (two Defaults have occurred previously and been cured by the Company) and the continuation of such Default for a period of fifteen (15) day after written notice thereof has been given by Holder to the Company as provided herein;

(c)           If the Company shall default in the payment of principal or interest due and owing under any agreement relating to Company Indebtedness (as defined below) other than Partner Indebtedness (as defined below) beyond any period of grace provided with respect thereto or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the principal amount due and payable on such Company Indebtedness exceeds $1,000,000 and the effect of such default is to cause such Company Indebtedness to become due prior to its stated maturity; or

(d)           If (i) a court having jurisdiction in the premises enters a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrate (or similar official) of the Company or for any substantial part of the property of the Company or ordering the winding up or liquidation of the affairs of the Company, and such decree or order remains unstayed and in effect for a period of sixty (60) consecutive days or (ii) the Company commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrate (or similar official) of the Company or for any substantial part of the property of the Company, or the Company makes any general assignment for the benefit of creditors.

3.2          Upon the occurrence and during the continuation of a Continuing Default, the Holder may declare the entire principal amount of this Note and any interest accrued thereon to be due and payable immediately by giving written notice thereof to the Company as provided herein, and upon any such declaration the same shall be immediately due and payable.  Any demand for payment may be rescinded and annulled by the Holder at any time prior to payment hereunder.  No such rescission or annulment shall affect any subsequent Default or Continuing Default or impair any right consequent thereon.

4.         Application of Payments; Prepayments.

4.1          If any amounts are then due hereunder, payments on this Note shall be applied first to interest, if any, and then to any principal that is past due hereunder.

4.2          The Company may prepay the Notes, in whole or in part, at any time by giving ten (10) days written notice thereof to the Holder.

(a)           The amount necessary to prepay all or any portion of the Notes shall be equal to the net present value of the amount to be prepaid, discounted at a rate of four percent (4%) per annum.

(b)           The Company may designate in its notice of prepayment given to the Holder the scheduled principal payment or payments to which such prepayment shall be applied.  In the absence of such a designation, the prepayment shall be applied to the principal payment or payments next due.

5.         Place of Payment.  All amounts payable hereunder shall be payable to the Holder by a check issued by the Company to the Holder and delivered to the Holder at its office at TL Ventures V L.P., 435 Devon Park Drive, 700 Building, Wayne, PA  19087, or by wire transfer to the following account: Comerica Bank, San Jose, CA, ABA #121-137-552, for the account of TL Ventures V L.P., A/C # 1891668863.  The Holder may direct that payment be made to another office or account by giving written notice thereof to the Company as provided herein at least five (5) days before the payment is to be made.

6.         Rank; Additional Indebtedness; Liens.

6.1          Obligations under this Note, including payments of principal and interest and other payments due under this Note, (i) shall rank pari passu in bankruptcy with all Permitted Senior Indebtedness (as defined below) and (ii) shall be senior to all Permitted Subordinated Indebtedness (as defined below).

6.2          So long as this Note is outstanding, the Company shall not, directly or indirectly, incur or guarantee, assume or suffer to exist any Company Indebtedness, other than (i) the Indebtedness evidenced by this Note, (ii) Permitted Senior Indebtedness, and (iii) Permitted Subordinated Indebtedness.

6.3          So long as this Note is outstanding, the Company shall not, directly or indirectly, allow or suffer to exist any Lien upon or in any property or assets (including accounts and contract rights) owned by the Company, except for Permitted Liens (as defined below).

7.         Dividends; Redemption of Equity; Etc.  The Company hereby covenants and agrees that it will not, directly or indirectly, declare or pay any dividend or other distribution in respect of any class of its outstanding capital stock, or make any payment to redeem, purchase or otherwise acquire, or call for redemption, any of such stock, except for (a) dividends or other distributions in respect of any series of preferred stock of the Company issued after the date hereof, provided that no Continuing Default exists, (b) purchases or redemptions of capital stock of the Company for which the consideration paid, in the aggregate, does not exceed fifty percent (50%) of the net proceeds received by the Company from the issuance of capital stock by the Company after the date hereof, (c) purchases or redemptions of shares of common stock of the Company (“Common Stock”), which purchases or redemptions, in the aggregate, do not exceed ten percent (10%) of the number of shares of Common Stock that are issued and outstanding as of the date hereof, and (d) dividends or distributions payable solely in shares of Common Stock or in warrants or other rights to acquire Common Stock.

8.         Noncircumvention.  The Company hereby covenants and agrees that it will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or other voluntary action, other than as contemplated by the terms of this Note, avoid or seek to avoid the performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note.  The consequences of actions taken by the Company in the conduct of its business in good faith shall not be deemed to constitute a breach or default of this Section 8.

9.         Mutilated, Defaced, Destroyed, Lost and Stolen Notes.  In case any temporary or definitive Note shall become mutilated, defaced or be apparently destroyed, lost or stolen, the Company shall execute and deliver a new Note in exchange and substitution for the mutilated or defaced Note or in substitution for the apparently destroyed, lost or stolen Note.  In the case that a Note has been destroyed, lost or stolen, the Holder shall furnish to the Company such security or indemnity as the Company may reasonably require to indemnify and defend and to save the Company harmless from all risks, and shall also furnish to the Company evidence to the Company’s reasonable satisfaction of the apparent destruction, loss or theft of such Note and of the ownership thereof.

10.       Certain Definitions.

10.1        “Acquisition Indebtedness” shall mean Company Indebtedness for which the Company becomes obligated in connection with the acquisition by the Company of the business or assets of another person or as a result of the merger or consolidation of the Company with another person, which indebtedness was an obligation of such other person that existed at the time of such acquisition, merger or consolidation and was not incurred in connection with or in anticipation of such acquisition, merger or consolidation.

10.2        “Company Indebtedness” shall mean (a) all obligations of the Company for borrowed money, (b) all obligations of the Company evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, any seller notes, deferred purchase price obligations or earnout obligations issued or entered into in connection with any acquisition undertaken by the Company), (c) all obligations in respect of letters of credit, to the extent drawn, and bankers’ acceptances issued for the account of the Company and (d) any accrued interest, prepayment premiums or penalties related to any of the foregoing.

10.3        “Liens” shall mean any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, easement, option, debt, charge, claim or restriction of any kind.

10.4        “Partner Indebtedness” shall mean any Company Indebtedness assumed or incurred in connection with a bona fide transaction with a third party which involves a license, development, or marketing agreement, establishment of a joint venture, or the purchase of assets or stock from such third party, merger with a third party, or any other similar transaction.

10.5        “Permitted Liens” shall mean (a) Liens imposed by law, such as mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ Liens arising or incurred in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings, (b) easements, rights-of-way, restrictions and other similar charges and encumbrances of record not interfering materially with the ordinary conduct of the business of the Company or detracting materially from the use, occupancy, value or marketability of title of the assets subject thereto, (c) Liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting, (d) purchase money Liens securing rental payments under capital lease arrangements, (e) purchase money Liens secured solely by the property purchased and (f) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

10.6        “Permitted Senior Indebtedness” shall mean any Company Indebtedness that ranks pari passu in bankruptcy to the Company Indebtedness evidenced by this Note and, other than restrictions contained in Acquisition Indebtedness that were not put in place in connection with or in anticipation of the acquisition, merger or consolidation giving rise to the incurrence of such Acquisition Indebtedness by the Company, that does not contractually prohibit the Company from making any payments to the Holder pursuant to this Note.

10.7        “Permitted Subordinated Indebtedness” shall mean any Company Indebtedness that is subordinate in right of payment to the Company Indebtedness evidenced by this Note and, other than restrictions contained in Acquisition Indebtedness that were not put in place in connection with or in anticipation of the acquisition, merger or consolidation giving rise to the incurrence of such Acquisition Indebtedness by the Company, that does not contractually prohibit the Company from making any payments to the Holder pursuant to this Note.

10.8        “Taxes” shall mean any foreign, federal, state or local income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

11.       Notices.  Any notices required or permitted to be given under the terms of this Note shall be in writing and shall be deemed to have been delivered (a) upon receipt, when delivered personally, or (b) one (1) business day after deposit with a nationally recognized overnight courier, in each case properly addressed to the party to receive the same.  The addresses for such notices shall be:  If to the Company:  Tapestry Pharmaceuticals, Inc., 4840 Pearl East Circle, Suite 300W, Boulder, Colorado  80301, Attention: Chief Financial Officer, with a copy to Tapestry Pharmaceuticals, Inc., 4840 Pearl East Circle, Suite 300W, Boulder, Colorado  80301, Attention: General Counsel; and if to the Holder: TL Ventures V L.P., 435 Devon Park Drive, 700 Building, Wayne, Pennsylvania  19087.  The Company and the Holder shall provide written notice to the other in accordance with the provisions hereof of any change in the address to which it desires notice to be given.

12.       Governing Law.  This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.  Each party hereby irrevocably submits to the nonexclusive jurisdiction of the state and federal courts sitting in the State of Delaware, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper.  The parties hereto, including all guarantors or endorsers, hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically provided herein, and assent to extensions of the time of payment, or forbearance or other indulgence without notice.

13.       Waiver of Jury Trial.  Each party hereby expressly waives, to the fullest extent permitted by law, the right to a trial by jury in any action or proceeding brought with respect to any dispute, controversy or claim arising out of or relating in any way to this Note or the interpretation, breach, termination or invalidity thereof, or the transactions contemplated thereby.  This Note may be submitted in any such proceeding to evidence the foregoing waiver.

14.       Successors and Assigns.  The provisions of this Note shall inure to the benefit of and be binding on any successor to the Company and shall extend to any Holder hereof.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed on the date set forth above.

TAPESTRY PHARMACEUTICALS, INC.

By:	/s/ Kai Pace Larson

Printed Name:	Kai Pace Larson

Title:	Vice President, General Counsel